Exhibit 99.1

Ellington Financial LLC Reports First Quarter 2015 Results
OLD GREENWICH, Connecticut—May 6, 2015
Ellington Financial LLC (NYSE: EFC) today reported financial results for the quarter ended March 31, 2015.
Highlights

•	Net increase in shareholders' equity resulting from operations ("net income") for the first quarter was $19.3 million, or $0.57 per basic and diluted share.

•
Book value per share as of March 31, 2015 was $23.01 on a diluted basis, after payment of a quarterly dividend in the first quarter of $0.65 per share, as compared to book value per share of $23.09 on a diluted basis as of December 31, 2014.

•	Our non-Agency strategy generated gross income of $18.5 million for the quarter ended March 31, 2015.

•	Our Agency strategy generated gross income of $6.1 million for the quarter ended March 31, 2015.

•
Our Board of Directors declared a dividend of $0.65 per share for the first quarter of 2015, equating to an annualized dividend yield of 13.0% based on the May 5, 2015 closing price of $20.05; dividends are paid quarterly in arrears.

First Quarter 2015 Results
For the quarter ended March 31, 2015, net income was $19.3 million, or $0.57 per share. This compares to net income of $2.6 million, or $0.08 per share, for the quarter ended December 31, 2014.
"We are pleased to announce our results for the first quarter of 2015, including net income of $0.57 per share," said Laurence Penn, Chief Executive Officer and President. "As we expected, our non-Agency diversification efforts are beginning to contribute more meaningfully to our results. In particular, we had substantial contributions from our investments in CMBS, consumer loans and ABS, CLOs, non-performing residential loans, and small balance commercial loans. At the same time, our non-Agency RMBS portfolio also performed well over the quarter, thanks to a combination of carry, price appreciation, and trading gains. In addition, our Agency RMBS portfolio produced solid returns in the first quarter, driven by the strong performance of our specified pools, as the steep decline in interest rates enhanced their value.
"We are also pleased to announce that we purchased a stake in a third mortgage originator during the first quarter, and simultaneously entered into a flow agreement with this originator to purchase non-QM loans that meet our specifications. We expect to begin acquiring non-QM loans under this flow agreement in the next few months. During the first quarter, we also executed a one-year agreement with an auto loan originator whereby, beginning in the second quarter, we will acquire high- yielding auto loans that we believe have an attractive risk/return profile. We are very excited about these initiatives, which, similar to our other recent initiatives, represent areas where we believe that our analytical expertise, research, and systems give us an edge that enables us to capitalize on market inefficiencies and achieve attractive risk-adjusted returns."
Non-Agency
Our non-Agency strategy generated gross income in the amount of $18.5 million for the first quarter, or $0.55 per share. Income from our non-Agency strategy was driven by interest income and other investment income, net realized and unrealized gains, and net positive results from credit hedges and other activities, partially offset by interest rate hedges, interest expense, and other investment related expenses. During the first quarter, we turned over approximately 24% of our non-Agency bond portfolio, as measured by sales, excluding paydowns. Active portfolio trading is a key component of our strategy, and we trade our bond portfolio not only for the generation of total return, but also to enhance the composition of our portfolio. As of March 31, 2015, our total long non-Agency portfolio was $764.8 million, as compared to $880.4 million as of December 31, 2014, representing a decrease of 13%. The decline over the course of the quarter in the size of our non-Agency portfolio was primarily related to sales of non-Agency RMBS, in anticipation of deploying the proceeds in several of our other non-Agency asset classes.
During the first quarter, non-Agency RMBS continued to exhibit price stability relative to the broader financial markets, which experienced substantial volatility in the face of global economic weakness (especially in Europe and China), extreme volatility in energy prices, and uncertainty as to the timing of Federal Reserve interest rate increases. The non-Agency RMBS market continues to be supported by favorable technical conditions, most notably the absence of a new issue market (in contrast with the CMBS market, where new issue supply has been heavy), as well as the relative dearth of higher-yielding U.S. fixed income assets generally. On the fundamental side, modestly increasing home prices and overall improvements in mortgage delinquency and foreclosure rates continue to support non-Agency RMBS valuations. Nevertheless, we believe that many non-Agency

RMBS assets remain mispriced, thus highlighting the importance of careful loan-level analysis performed on a security-by-security basis.
During the first quarter, we were net sellers of non-Agency RMBS. Proceeds from sales of non-Agency RMBS were partially deployed into other non-Agency asset classes in which we have become more active. As of March 31, 2015, our investments in U.S. non-Agency RMBS totaled $442.2 million as compared to $530.3 million as of December 31, 2014.
During the first quarter, we had net losses from our interest rate hedges and credit hedges, and net gains from our foreign currency hedges. The sharp decline in interest rates led to net losses on our interest rate hedges during first quarter. Our interest rate hedges are principally in the form of interest rate swaps and to a lesser extent, Eurodollar futures. A large component of our credit hedges are in the form of short credit default swaps, or "CDS," on high-yield corporate bond indices, and options on these indices. The strength of the U.S. dollar relative to the euro and the British pound resulted in net gains on our foreign currency hedges, and a roughly offsetting amount of mark-to-market losses on our non-dollar denominated European assets. Notwithstanding the recent decline in interest rates, we continue to believe that the entire non-Agency MBS market remains vulnerable, especially to a substantial unexpected increase in long-term interest rates. We believe that our publicly traded partnership structure affords us valuable flexibility, especially with respect to our ability to reduce exposures nimbly through hedging both credit and interest rate risks.
After getting off to a weak start following a volatile fourth quarter, CMBS yield spreads generally tightened over the course of the first quarter. New issuance declined in the first quarter of 2015 relative to both the first and fourth quarters of 2014, which caused increased competition for "B-pieces" amidst reduced supply. B-pieces are the most subordinated (and therefore the highest yielding and riskiest) CMBS tranches. We continue to believe that CMBS B-pieces represent an attractive complement to our legacy CMBS holdings, which tend to be lower yielding but more liquid than CMBS B-pieces. By purchasing new issue B-pieces, we believe that we are often able to effectively "manufacture" our risk more efficiently than what is broadly available in the secondary market, and better target the collateral profiles and structures we prefer. While we remain active in this segment of the market, our recent new issue purchase activity has moderated, in part given the observably higher leverage characteristics and dispersion in quality of the underlying loans. In the first quarter, we continued to selectively add CMBS B-piece exposure, but we also sold several CMBS assets into the tighter spread environment, and on a net basis the size of our CMBS bond portfolio was relatively unchanged quarter over quarter. In our CMBS derivative portfolio, we covered some of our CMBX new issue hedges in the first quarter, and increased our positions in long CMBX referencing legacy securities. Overall, our CMBS portfolio contributed positively to net income in the first quarter, although less significantly than it did in fourth quarter, amidst reduced trading activity. As of March 31, 2015, our investment in U.S. CMBS was $41.1 million, as compared to $40.5 million as of December 31, 2014.
We remain active in distressed small balance commercial loans. As of March 31, 2015, our portfolio included nineteen loans with a value of $38.9 million, as compared to fifteen loans valued at $28.3 million as of December 31, 2014. Our investments in this asset class continued to perform well in the first quarter, although income moderated somewhat as compared to the fourth quarter. The number and value of loans held as well as the income generated by our loans may fluctuate significantly from period to period, especially as loans are resolved or sold. We continue to acquire small balance commercial loans through existing channels, and we are actively broadening our investment sourcing capabilities.
During the first quarter, we continued to be active in the European MBS/ABS and CLO markets. The anticipation and subsequent implementation of quantitative easing by the European Central Bank drove a strong performance of European risk assets during the quarter, many of which traded at all-time highs. However, the rally did not extend to all sectors, as noninvestment-grade bonds lagged given continued reduced market appetite for such assets, particularly from banks which are subject to higher capital charges for holding such assets. Over the course of the quarter, we were net sellers of European MBS/ABS assets into the rally, while the size of our European CLO portfolio remained relatively unchanged. While we expect to continue to be an active participant in the European MBS/ABS and CLO markets, we believe that the potential for negative unforeseen events is relatively high, and so we have been maintaining a larger credit hedge than we might otherwise. Net of hedges, including currency hedges, our European non-dollar denominated portfolio generated a small net loss for the first quarter. As of March 31, 2015, our investments in European non-dollar denominated assets totaled $48.3 million, as compared to $64.6 million as of December 31, 2014. As of March 31, 2015 our total holdings of European non-dollar denominated assets included $14.8 million in RMBS, $11.1 million in CMBS, $19.0 million in CLOs, and $3.4 million in ABS. As of December 31, 2014 our total holdings of European non-dollar denominated assets included $28.8 million in RMBS, $12.8 million in CMBS, $19.1 million in CLOs and $3.9 million in ABS. These assets include securities denominated in British pounds as well as in euros.
Within our U.S. CLO portfolio, we remained focused on the legacy sector, where we continue to find opportunities in both mezzanine and equity tranches. In contrast, we do not believe more recent CLO issuance provides attractive risk-adjusted returns, particularly given that the underlying loans were generally originated with relaxed underwriting standards, or

"covenant light" features. Net of hedges, our U.S. CLO portfolio performed well during the quarter, and contributed meaningfully to our net income. Our U.S. CLO holdings declined quarter-over-quarter, as we selectively sold certain assets that had increased in value, while other assets were optionally redeemed by issuers. Our U.S. CLO portfolio declined to $69.9 million as of March 31, 2015, from $102.9 million as of December 31, 2014.
During the first quarter, we added to our portfolio of non-performing and sub-performing residential mortgage loans, or "residential NPLs." While the sales volume of residential NPLs had declined recently, NPL offerings in the first quarter of 2015 increased over 30% from the fourth quarter of 2014. Prices for residential NPLs remain relatively firm, and competition for larger pools continues to be high. Fannie Mae recently announced that it will begin selling NPL pools, joining Freddie Mac, HUD, and several banks as expected sellers of large NPL pools. We remain focused on smaller, less competitively bid pools, containing both non-performing and sub-performing assets. We have found that these smaller transactions offer not only better potential returns, but also more attractive terms. Our residential NPL pools performed well during the quarter, as certain loans were favorably resolved and others increased in value. As of March 31, 2015, we held $37.9 million in residential NPLs and related foreclosure property as compared to $34.1 million as of December 31, 2014.
In U.S consumer loans and ABS, we have focused our investment activity on originators with long track records and the ability to provide extensive loan-level performance data for us to analyze. During the first quarter of 2015, we maintained our holdings of consumer-loan-backed ABS, but doubled the size of our consumer loan portfolio. Our U.S. consumer loan and ABS portfolio contributed meaningfully to our net income in the first quarter, and we expect its contribution to continue to increase as the portfolio continues to ramp up. As of March 31, 2015, our investments in U.S. consumer loans and ABS totaled $31.4 million, as compared to $20.4 million as of December 31, 2014.
Our distressed corporate loan portfolio generated a small gain for the quarter, net of hedging costs. The distressed debt market experienced a soft first quarter of 2015, with many of the key sectors (oil and gas, coal, iron ore, shipping) remaining under pressure. We remain cautious on energy-related exposures and believe more attractive opportunities in this sub-sector will arise in the future. Given this backdrop, we are focusing our efforts on senior secured leveraged loans. During the first quarter, we began gaining exposure to certain distressed corporate loans using total return swaps, which effectively provide us with embedded financing for assets in which we wish to invest. We continue to hedge our portfolio with CDS on high-yield corporate bond indices. As of March 31, 2015, our holdings of distressed corporate loans, including related equity and the underlying value of loans acquired through total return swap contracts, totaled $53.9 million, as compared to $37.2 million as of December 31, 2014.
Near the end of the first quarter, we made an investment in a third mortgage originator and simultaneously entered into a flow agreement whereby we will acquire non-qualified mortgage loans, or "non-QM," loans that meet our specifications. We expect that we will begin to acquire non-QM loans under this flow agreement in the coming months. After an initial ramp-up period, we would expect to finance most of the loans we acquire using reverse repurchase agreements. We plan to continue to explore making investments in mortgage originators where we believe there is an opportunity to enhance longer term enterprise value and/or establish a strategic relationship, including where we could gain access to desirable assets, such as through flow agreements.
Agency
Our Agency strategy generated gross income of $6.1 million, or $0.17 per share, during the first quarter of 2015. Income from our Agency RMBS strategy in the first quarter was driven by the strong performance of our specified pools and other long Agency RMBS assets, which generated interest income and net realized and unrealized gains, partially offset by net losses on our interest rate hedges which are principally in the form of short TBAs and interest rate swaps.
Consistent with past quarters, as of March 31, 2015, our Agency RMBS are principally comprised of "specified pools." Specified pools are fixed rate Agency pools with special characteristics, such as pools comprised of low loan balance mortgages, pools comprised of mortgages backed by investor properties, pools containing mortgages originated through the government-sponsored "Making Homes Affordable" refinancing programs, and pools containing mortgages with various other characteristics.
As previously described, market volatility was high in the first quarter of 2015. The ten-year U.S. Treasury yield began the first quarter at 2.17%, fell as low as 1.64% mid-quarter, and ended the first quarter at 1.92%.
The average rate for a fixed-rate 30-year conventional mortgage also declined over the course of the quarter, dropping 0.17% to 3.70% as of March 31, 2015, after reaching as low as 3.59% mid-quarter. The decline in mortgage rates finally sparked significantly greater refinancing activity, as the MBA Refinance Index surged in January. This was in marked contrast to the fourth quarter of 2014, when interest rates also dropped substantially, but refinancing activity was relatively muted. The recent reduction in FHA mortgage insurance premiums, which took effect in late January, also contributed to the increase in prepayment speeds, particularly for GNMA pools. The combination of increased prepayment rates and reduced Federal Reserve support led to a drop in TBA roll prices and the overall underperformance of TBAs, especially higher coupon TBAs such as 30-year 4%'s and 4.5%'s, relative to interest rate swaps. Meanwhile, many specified pool sectors performed well in the quarter, as their favorable prepayment characteristics became more valuable in a higher prepayment environment, and as they became less expensive to hedge with TBAs given lower TBA roll prices. However, increases in prepayments were not consistent across coupon and issue year vintages. Many of the more recent vintage coupons showed very sharp increases in prepayment speeds while some more seasoned vintages were less reactive. As a result, the relative price movements of specified pools were not uniform: pay-ups for certain segments of the specified pool market appreciated greatly, while others were largely unchanged. Pay-ups are price premiums for specified pools relative to their TBA counterparts. However, notwithstanding the variation in pay-up appreciation across specified pool sectors, the weighted average pay-up for our specified pools increased significantly to 1.11% as of March 31, 2015 from 0.71% as of December 31, 2014.
As interest rates declined sharply during the first quarter, our long specified pool positions generated significant gains. Market volatility generally presents us with trading opportunities, particularly given our active style of portfolio management. As a result, our Agency portfolio turnover for the quarter was 32% (as measured by sales and excluding paydowns), and we captured net realized gains of $6.5 million. Our interest rate hedges, which were largely concentrated in interest rate swaps and short TBA positions, generated losses over the course of the quarter, partially offsetting the net realized and unrealized gains and interest income from our long portfolio. We believe that the risk of substantial interest rate and prepayment volatility remains heightened, thus reinforcing the importance of our ability to hedge our risks using a variety of tools, including TBAs.
During the first quarter, we continued to focus our Agency RMBS purchasing activity primarily on specified pools, especially those with higher coupons. We also continued to be active in the reverse mortgage pool sector. During the quarter we added new issue reverse mortgage pools, which we continue to believe offer attractive relative value. Our Agency RMBS portfolio also includes a small allocation to Agency IOs. Despite the increase in prepayment activity in the first quarter, the market response in this sector was relatively subdued. Option-adjusted spreads on Agency IOs widened somewhat over the quarter, but not to a significant degree. During the quarter, we slightly reduced our holdings of Agency IOs. Our overall Agency RMBS portfolio, excluding TBAs, decreased in size to $1.141 billion as of March 31, 2015 from $1.218 billion as of December 31, 2014.
Our net Agency premium as a percentage of our long Agency RMBS holdings is one metric that we use to measure our overall prepayment risk. Net Agency premium represents the total premium (excess of market value over outstanding principal balance) on long Agency RMBS holdings less the total premium on related net short (TBA) Agency RMBS positions. The net short TBA position related to our long Agency RMBS had a notional value of $617.6 million and a fair value of $664.0 million as of March 31, 2015 and a notional value of $680.6 million and a fair value of $733.4 million as of December 31, 2014. The lower our net Agency premium, the less we believe we are exposed to market-wide increases in Agency RMBS prepayments. As of March 31, 2015 and December 31, 2014, our net Agency premium as a percentage of fair value on long Agency RMBS holdings was approximately 3.9% and 2.8%, respectively. Excluding TBA positions used to hedge our long Agency RMBS portfolio, our Agency premium as a percentage of fair value was approximately 8.0% and 7.3% as of March 31, 2015 and December 31, 2014, respectively. These percentages may fluctuate from period to period based on market factors, including interest rates and mortgage rates, as well as with respect to the net percentages, the degree to which we hedge prepayment risk with short TBAs. We believe that our focus on purchasing pools with specific prepayment characteristics provides a measure of protection against prepayments.
Financial Results
We prepare our financial statements in accordance with ASC 946, Financial Services—Investment Companies. As a result, our investments are carried at fair value and all valuation changes are recorded in the Consolidated Statement of Operations.
We also measure our performance based on our diluted net-asset-value-based total return, which measures the change in our diluted book value per share and assumes the reinvestment of dividends at diluted book value per share and the conversion of all convertible units into common shares at their issuance dates. Diluted net-asset-value-based total return was 2.51% for the quarter ended March 31, 2015. Based on our diluted net-asset-value-based total return of 155.35% from our inception (August 17, 2007) through March 31, 2015, our annualized inception-to-date diluted net-asset-value-based total return was 13.09% as of March 31, 2015.

The following table summarizes our operating results for the quarters ended March 31, 2015 and December 31, 2014:

	Quarter Ended March 31, 2015	Per Share	% of Average Equity	Quarter Ended December 31, 2014	Per Share	% of Average Equity
(In thousands, except per share amounts)
Non-Agency MBS, mortgage loans, ABS, and other:
Interest income and other investment income	$17,646	$0.52	2.25%	$17,365	$0.51	2.17%
Net realized gain	10,875	0.32	1.38%	7,442	0.22	0.93%
Change in net unrealized gain (loss)	(6,177)	(0.18)	(0.79)%	(7,250)	(0.21)	(0.91)%
Net interest rate hedges(1)	(3,837)	(0.11)	(0.49)%	(5,460)	(0.16)	(0.68)%
Net credit hedges and other activities(2)	2,534	0.07	0.32%	(1,598)	(0.05)	(0.20)%
Interest expense	(1,766)	(0.05)	(0.22)%	(1,732)	(0.05)	(0.22)%
Other investment related expenses	(820)	(0.02)	(0.10)%	(1,092)	(0.03)	(0.13)%
Total non-Agency MBS, mortgage loans, ABS, and other profit	18,455	0.55	2.35%	7,675	0.23	0.96%
Agency RMBS:
Interest income	9,008	0.26	1.15%	9,455	0.28	1.18%
Net realized gain	6,485	0.19	0.83%	3,534	0.10	0.44%
Change in net unrealized gain (loss)	5,280	0.15	0.67%	6,935	0.20	0.87%
Net interest rate hedges(1)	(13,616)	(0.40)	(1.73)%	(18,637)	(0.55)	(2.33)%
Interest expense	(1,019)	(0.03)	(0.13)%	(933)	(0.03)	(0.12)%
Total Agency RMBS profit	6,138	0.17	0.79%	354	—	0.04%
Total non-Agency and Agency MBS, mortgage loans, ABS, and other profit	24,593	0.72	3.14%	8,029	0.23	1.00%
Other interest income (expense), net	(25)	—	0.00%	(12)	—	0.00%
Other expenses	(5,151)	(0.15)	(0.66)%	(5,257)	(0.15)	(0.66)%
Net increase in equity resulting from operations	$19,417	$0.57	2.48%	$2,760	$0.08	0.34%
Less: Net increase in equity resulting from operations attributable to non-controlling interests	156			123
Net increase in shareholders' equity resulting from operations(6)	$19,261	$0.57	2.47%	$2,637	$0.08	0.33%
Weighted average shares and convertible units(3) outstanding	34,091			34,078
Average equity (includes non-controlling interests)(4)	$785,653			$800,113
Weighted average shares and LTIP units outstanding(5)	33,879			33,866
Average shareholders' equity (excludes non-controlling interests)(4)	$779,720			$793,442

(1)	Includes TBAs and U.S. Treasuries, if applicable.

(2)	Includes equity strategies and related hedges.

(3)	Convertible units include Operating Partnership units attributable to non-controlling interests and LTIP units.

(4)	Average equity and average shareholders' equity are calculated using month end values.

(5)	Excludes Operating Partnership units attributable to non-controlling interests.

(6)
Per share information is calculated using weighted average shares and LTIP units outstanding. Percentage of average equity is calculated using average shareholders' equity, which excludes non-controlling interests.

Portfolio
The following tables summarize our portfolio holdings as of March 31, 2015 and December 31, 2014:
Investment Portfolio

	March 31, 2015					December 31, 2014
(In thousands)	Current Principal	Fair Value	Average Price(1)	Cost	Average Cost(1)	Current Principal	Fair Value	Average Price(1)	Cost	Average Cost(1)
Non-Agency RMBS and Residential mortgage loans	$734,243	$483,089	$65.79	$451,153	$61.44	$876,713	$582,162	$66.40	$546,596	$62.35
Non-Agency CMBS and Commercial mortgage loans	199,557	89,259	44.73	91,660	45.93	163,180	80,386	49.26	80,902	49.58
Other ABS and Loans	104,547	103,898	99.38	106,911	102.26	126,238	123,765	98.04	125,485	99.40
Total Non-Agency MBS, mortgage loans, and Other ABS and Loans	1,038,347	676,246	65.13	649,724	62.57	1,166,131	786,313	67.43	752,983	64.57
Agency RMBS:
Floating	15,974	16,995	106.40	16,900	105.80	16,002	16,974	106.07	17,049	106.54
Fixed	953,065	1,034,830	108.58	1,012,092	106.19	1,032,032	1,111,761	107.73	1,093,421	105.95
Reverse Mortgages	56,122	62,692	111.71	61,604	109.77	52,247	57,554	110.16	57,274	109.62
Total Agency RMBS	1,025,161	1,114,517	108.72	1,090,596	106.38	1,100,281	1,186,289	107.82	1,167,744	106.13
Total Non-Agency and Agency MBS, mortgage loans, and Other ABS and Loans	$2,063,508	$1,790,763	$86.78	$1,740,320	$84.34	$2,266,412	$1,972,602	$87.04	$1,920,727	$84.75
Agency Interest Only RMBS	n/a	$26,335	n/a	$27,832	n/a	n/a	$31,385	n/a	$32,785	n/a
Non-Agency Interest Only and Principal Only MBS and Other(2)	n/a	$26,366	n/a	$26,291	n/a	n/a	$28,194	n/a	$28,542	n/a
TBAs:
Long	$26,990	$27,590	$102.22	$27,318	$101.22	$71,598	$72,410	$101.13	$71,672	$100.10
Short	(1,083,180)	(1,154,779)	106.61	(1,150,419)	106.21	(1,135,218)	(1,209,539)	106.55	(1,205,876)	106.22
Net Short TBAs	$(1,056,190)	$(1,127,189)	$106.72	$(1,123,101)	$106.34	$(1,063,620)	$(1,137,129)	$106.91	$(1,134,204)	$106.64
Long U.S. Treasury Securities	$17,645	$17,683	$100.21	$17,677	$100.18	$1,560	$1,636	$104.89	$1,550	$99.36
Short U.S. Treasury Securities	$(20,536)	$(20,920)	$101.87	$(20,575)	$100.19	$(24,485)	$(24,709)	$100.92	$(24,602)	$100.48
Short European Sovereign Bonds	$(19,039)	$(20,183)	$106.01	$(22,575)	$118.57	$(28,118)	$(30,606)	$108.85	$(32,008)	$113.83
Repurchase Agreements	$44,755	$44,754	$100.00	$45,073	$100.71	$172,002	$172,001	$100.00	$172,001	$100.00
Corporate Debt	$34,484	$31,836	$92.32	$33,293	$96.55	$46,006	$42,708	$92.83	$43,585	$94.74
Non-Exchange Traded Preferred and Common Equity Investment in Mortgage-Related Entities	n/a	$16,162	n/a	$16,295	n/a	n/a	$11,652	n/a	$11,890	n/a
Non-Exchange Traded Corporate Equity	n/a	$5,138	n/a	$4,979	n/a	n/a	$2,860	n/a	$2,827	n/a
Short Common Stock	n/a	$—	n/a	$—	n/a	n/a	$(26,516)	n/a	$(27,605)	n/a
Real Estate Owned	n/a	$9,070	n/a	$8,646	n/a	n/a	$8,635	n/a	$8,748	n/a
Total Net Investments		$799,815		$754,155			$1,052,713		$1,004,236

(1)	Represents the dollar amount, per $100 of current principal of the price or cost for the security.

(2)	Includes equity tranches and similar securities.

Non-Agency RMBS and CMBS are generally securitized in senior/subordinated structures, or in excess spread/over-collateralization structures. Disregarding TBAs, Agency RMBS consist primarily of whole-pool pass through certificates. We actively invest in the TBA market. TBAs are forward-settling Agency RMBS where the mortgage pass-through certificates to be delivered are "To-Be-Announced." Given that we use TBAs primarily to hedge the risk of rising interest rates on our long holdings, we generally carry a net short TBA position.
Derivatives Portfolio(1)

	March 31, 2015		December 31, 2014
	Notional Value	Fair Value	Notional Value	Fair Value
(In thousands)
Mortgage-Related Derivatives:
Long CDS on RMBS and CMBS Indices	$34,304	$(5,641)	$20,847	$(4,187)
Short CDS on RMBS and CMBS Indices	(89,105)	2,332	(71,031)	1,658
Short CDS on Individual RMBS	(19,986)	10,570	(20,691)	11,148
Net Mortgage-Related Derivatives	(74,787)	7,261	(70,875)	8,619
Long CDS referencing Corporate Bond Indices	337,251	48,235	315,739	34,634
Short CDS referencing Corporate Bond Indices	(284,968)	(28,976)	(352,945)	(27,357)
Long CDS on Corporate Bonds	1,980	(771)	4,428	(2,706)
Short CDS on Corporate Bonds	(9,970)	(368)	(5,970)	(247)
Purchased Options on CDS on Corporate Bond Indices(2)	156,950	21	364,400	625
Written Options on CDS on Corporate Bond Indices(3)	(218,500)	(431)	(25,900)	(146)
Long Total Return Swaps on Corporate Equities(4)	66,114	(17)	72,950	(13)
Short Total Return Swaps on Corporate Equities(4)	(89,620)	—	—	—
Long Total Return Swaps on Corporate Loans(5)	27,455	(189)	—	—
Interest Rate Derivatives:
Long Interest Rate Swaps	1,327,326	21,497	1,247,477	22,565
Short Interest Rate Swaps	(1,818,044)	(24,535)	(1,652,647)	(23,316)
Long U.S. Treasury Note Futures(6)	168,200	993	159,900	149
Long Eurodollar Futures(7)	39,000	23	11,000	7
Long Equity Index Futures (8)	9,067	(8)	—	—
Short Eurodollar Futures(7)	(645,000)	(417)	(699,000)	24
Purchased Payer Swaptions	45,000	2,212	1,082,800	207
Written Payer Swaptions	(158,500)	(1,751)	(10,200)	—
Written Straddle Swaptions	(4,600)	(68)	—	—
Purchased Options on U.S. Treasury Security Futures(9)	7,200	77	11,000	20
Purchased Options on Eurodollar Futures(10)	130,000	6	—	—
Total Net Interest Rate Derivatives		(1,971)		(344)
Other Derivatives:
Long Foreign Currency Forwards(11)	4,033	(4)	9,518	(136)
Short Foreign Currency Forwards(12)	(54,342)	(713)	(35,966)	884
Warrants(13)	1,554	100	1,554	100
Total Net Derivatives		$22,177		$13,913

(1)
In the table above, fair value of certain derivative transactions are shown on a net basis. The accompanying financial statements separate derivative transactions as either assets or liabilities. As of March 31, 2015, derivative assets and derivative liabilities were $89.8 million and $67.7 million, respectively, for a net fair value of $22.2 million, as reflected in "Total Net Derivatives" above. As of December 31, 2014, derivative assets and derivative liabilities were $80.0 million and $66.1 million, respectively, for a net fair value of $13.9 million, as reflected in "Total Net Derivatives" above.

(2)	Represents the option on our part to enter into a CDS on a corporate bond index whereby we would pay a fixed rate and receive credit protection payments.

(3)	Represents the option on the part of a counterparty to enter into a CDS on a corporate bond index whereby we would pay a fixed rate and receive credit protection payments.

(4)	Notional value represents number of underlying shares times the closing price of the underlying security.

(5)	Notional value represents outstanding principal balance on underlying corporate debt.

(6)
Notional value represents the total face amount of U.S. Treasury Notes underlying all contracts held. As of March 31, 2015 and December 31, 2014, a total of 1,191 and 1,346 contracts were held, respectively.

(7)	Every $1,000,000 in notional value represents one contract.

(8)	Notional value represents the number of contracts held times 50 times the Index price at March 31, 2015; as of March 31, 2015, 88 contracts were held.

(9)	Represents the option on our part to enter into a futures contract with a counterparty; as of March 31, 2015 and December 31, 2014, 72 contracts and 110 contracts were held, respectively.

(10)	Represents the option on the part of a counterparty to enter into a futures contract with the Company. Every $1,000,000 in notional value represents one contract.

(11)	Notional amount represents U.S. Dollars to be paid by us at the maturity of the forward contract.

(12)	Notional amount represents U.S. Dollars to be received by us at the maturity of the forward contract.

(13)	Notional amount represents number of warrants.
Our net short positions in RMBS and CMBS indices reference underlying exposures in several vintage years, including 2005-2008 and 2012. Net long and net short total return swaps on corporate equities are principally comprised of long and short equity positions in certain publicly traded REITs. The mix and composition of our derivative instruments may vary from period to period.
The following table summarizes, as of March 31, 2015, the estimated effects on the value of our portfolio, both overall and by category, of hypothetical, immediate, 50 basis point downward and upward parallel shifts in interest rates.

	Estimated Change in Value (1)
(In thousands)	50 Basis Point Decline in Interest Rates	50 Basis Point Increase in Interest Rates
Agency RMBS - ARM Pools	$104	$(129)
Agency RMBS - Fixed Pools and IOs	16,321	(22,146)
TBAs	(14,344)	21,019
Non-Agency RMBS, CMBS, Other ABS, and Mortgage Loans	4,965	(4,784)
Interest Rate Swaps	(6,342)	6,006
Options on Interest Rate Swaps and Futures	(399)	18
U.S. Treasury Securities	(640)	580
Eurodollar and U.S. Treasury Futures	2,318	(2,318)
Mortgage-Related Derivatives	(351)	602
Corporate Securities and Derivatives on Corporate Securities	(1,386)	(1,278)
Repurchase Agreements and Reverse Repurchase Agreements	(628)	803
	$(382)	$(1,627)

(1)
Based on the market environment as of March 31, 2015. The preceding analysis does not include sensitivities to changes in interest rates for instruments for which we believe that the effect of a change in interest rates is not material to the value of the overall portfolio and/or cannot be accurately estimated. In particular, this analysis excludes certain corporate securities and derivatives on corporate securities, and reflects only sensitivity to U.S. interest rates. Results are based on forward-looking models, which are inherently imperfect, and incorporate various simplifying assumptions. Therefore, the table above is for illustrative purposes only and actual changes in interest rates would likely cause changes in the actual value of our overall portfolio that would differ from those presented above and such differences might be significant and adverse.

Borrowed Funds and Liquidity(1)
By Collateral Type

	As of March 31, 2015	For the Quarter Ended March 31, 2015		As of December 31, 2014	For the Quarter Ended December 31, 2014
Collateral for Borrowing	Outstanding Borrowings	Average Borrowings	Average Cost of Funds	Outstanding Borrowings	Average Borrowings	Average Cost of Funds
(In thousands)
Non-Agency RMBS, CMBS, and Other	$315,802	$347,815	2.07%	$399,981	$328,830	2.09%
Agency RMBS	1,079,881	1,139,489	0.36%	1,145,821	1,064,154	0.35%
Total Excluding U.S. Treasury Securities	1,395,683	1,487,304	0.76%	1,545,802	1,392,984	0.76%
U.S. Treasury Securities	429	17,922	0.10%	123,631	489,645	(0.13)%
Total	$1,396,112	$1,505,226	0.75%	$1,669,433	$1,882,629	0.53%
Leverage Ratio (2)	1.78:1			2.12:1
Leverage Ratio Excluding U.S. Treasury Securities (2)	1.78:1			1.96:1

(1)	Borrowed amounts exclude $0.7 million and $0.8 million in securitized debt as of March 31, 2015 and December 31, 2014, respectively, representing long term financing for the related asset.

(2)
The leverage ratio does not account for liabilities other than debt financings. Our debt financings consist solely of reverse repurchase agreements ("reverse repos") and a securitized debt financing in the amount of $0.7 million and $0.8 million as of March 31, 2015 and December 31, 2014, respectively.

From time to time we may have outstanding reverse repo on our positions in long U.S. Treasury securities. Our leverage ratio (excluding reverse repo borrowings on U.S. Treasury securities) decreased slightly to 1.78:1 as of March 31, 2015, as compared to 1.96:1 as of December 31, 2014. Our leverage ratio may fluctuate period over period based on portfolio management decisions, market conditions, and the timing of security purchase and sale transactions.
By Remaining Maturity (1)(2)

(In thousands)	As of March 31, 2015		As of December 31, 2014
Remaining Maturity (3)	Outstanding Borrowings	% of Borrowings	Outstanding Borrowings	% of Borrowings
30 Days or Less	$503,021	36.0%	$715,194	42.8%
31-60 Days	336,857	24.1%	322,874	19.3%
61-90 Days	281,189	20.2%	289,276	17.3%
91-120 Days	22,413	1.6%	—	—%
121-150 Days	—	—%	21,236	1.3%
151-180 Days	87,741	6.3%	123,484	7.4%
181-360 Days	23,503	1.7%	47,768	2.9%
> 360 Days	141,388	10.1%	149,601	9.0%
	$1,396,112	100.0%	$1,669,433	100.0%

(1)	Borrowed amounts exclude $0.7 million and $0.8 million in securitized debt as of March 31, 2015 and December 31, 2014, respectively, representing long term financing for the related asset.

(2)
Reverse repos involving underlying investments that we had sold prior to the applicable period end for settlement following the applicable period end, are shown using their original maturity dates even though such reverse repos may be expected to be terminated early upon settlement of the sale of the underlying investment. Not included are any reverse repos that we may have entered into prior to the applicable period end for which delivery of the borrowed funds is not scheduled until after the applicable period end.

(3)
Remaining maturity for a reverse repo is based on the contractual maturity date in effect as of the applicable period end. Some reverse repos have floating interest rates, which may reset before maturity.

Substantially all of our borrowed funds are in the form of reverse repos. Aside from borrowings under reverse repos, we also had a de minimis amount of securitized debt outstanding as of March 31, 2015 and December 31, 2014. The weighted average remaining term on our reverse repos as of March 31, 2015 and December 31, 2014 was 102 and 105 days, respectively. Our repo includes a $150 million "non-mark-to-market" reverse repo facility which provides financing for certain types of non-Agency assets for a period of at least two years. After the first 18 months, the facility converts to a rolling facility with a six month cancellation notice period and automatic termination in September 2017. Under the terms of the facility, no additional collateral is required to be posted by us based on changes in market values of the underlying assets; however, all payments and prepayments of principal received on financed assets are applied to reduce the amount outstanding under this facility.
Our borrowings outstanding under reverse repos were with a total of sixteen counterparties as of March 31, 2015. As of March 31, 2015, we held liquid assets in the form of cash and cash equivalents in the amount of $156.3 million.
Derivatives/Hedging and Other Investments Summary
The following table summarizes the components of our derivatives/hedging and other investment results for the quarters ended March 31, 2015 and December 31, 2014:

(In thousands)	Quarter Ended March 31, 2015			Quarter Ended December 31, 2014
Hedges:	Net Interest Expense(1)	Net Realized and Change in Net Unrealized Gain (Loss)	Total	Net Interest Expense(1)	Net Realized and Change in Net Unrealized Gain (Loss)	Total
Interest Rate Swaps	$(1,217)	$(8,082)	$(9,299)	$(1,306)	$(15,933)	$(17,239)
Swaptions	—	(1,459)	(1,459)	—	(2,392)	(2,392)
Futures	—	(525)	(525)	—	(38)	(38)
Net TBAs Held Short	—	(5,612)	(5,612)	—	(9,272)	(9,272)
Net U.S. Treasuries Held Long	(44)	(514)	(558)	1,843	3,000	4,843
Total Interest Rate Hedges	(1,261)	(16,192)	(17,453)	537	(24,635)	(24,098)
Net Credit Hedges and other activities(2)	(1,558)	4,092	2,534	(3,211)	1,613	(1,598)
Total Hedges	$(2,819)	$(12,100)	$(14,919)	$(2,674)	$(23,022)	$(25,696)

(1)	Net interest expense represents fixed rate periodic payments made by us.

(2)	Net interest expense includes dividend expense related to common stock sold short.
Other
Our expense ratio, which we define as our annualized base management fee and other operating expenses, but excluding interest expense, other investment related expenses, and incentive fees, over average equity, was 2.6% for each of the quarters ended March 31, 2015 and December 31, 2014. We did not incur incentive fee expense for either the first or fourth quarter.
Dividends
On May 4, 2015, our Board of Directors declared a dividend of $0.65 per share for the first quarter of 2015, payable on June 15, 2015 to shareholders of record on June 1, 2015. We expect to continue to recommend quarterly dividends of $0.65 per share until conditions warrant otherwise. The declaration and amount of future dividends remain in the discretion of the Board of Directors. Our dividends are paid on a quarterly basis, in arrears.
Share Repurchase Program
On August 4, 2011, our Board of Directors approved the adoption of a $10 million share repurchase program. The program, which is open-ended in duration, allows us to make repurchases from time to time on the open market or in negotiated transactions. Repurchases are at our discretion, subject to applicable law, share availability, price and our financial performance, among other considerations. We did not repurchase any of our outstanding common shares during the first quarter. As of March 31, 2015, we had repurchased shares under the program at a total cost of approximately $4.5 million, leaving $5.5 million of remaining authorization under the program.
About Ellington Financial LLC
Ellington Financial LLC is a specialty finance company that primarily acquires and manages mortgage-related assets, including residential mortgage-backed securities, residential mortgage loans, commercial mortgage-backed securities, commercial mortgage loans and other commercial real estate debt, real property and mortgage-related derivatives. The Company also invests in corporate debt and equity securities, collateralized loan obligations, consumer loans and asset-backed securities backed by consumer and commercial assets, non-mortgage-related derivatives and other financial assets. Ellington Financial LLC is externally managed and advised by Ellington Financial Management LLC, an affiliate of Ellington Management Group, L.L.C.

Conference Call
We will host a conference call at 11:00 a.m. Eastern Time on Thursday, May 7, 2015, to discuss our financial results for the quarter ended March 31, 2015. To participate in the event by telephone, please dial (877) 241-1233 at least 10 minutes prior to the start time and reference the conference passcode 27367898. International callers should dial (810) 740-4657 and reference the same passcode. The conference call will also be webcast live over the Internet and can be accessed via the "For Our Shareholders" section of our web site at www.ellingtonfinancial.com. To listen to the live webcast, please visit www.ellingtonfinancial.com at least 15 minutes prior to the start of the call to register, download, and install necessary audio software. In connection with the release of these financial results, we also posted an investor presentation, that will accompany the conference call, on its website at www.ellingtonfinancial.com under "For Our Shareholders—Presentations."
A dial-in replay of the conference call will be available on Thursday, May 7, 2015, at approximately 2 p.m. Eastern Time through Thursday, May 14, 2015 at approximately 11:30 p.m. Eastern Time. To access this replay, please dial (800) 585-8367 and enter the passcode 27367898. International callers should dial (404) 537-3406 and enter the same passcode. A replay of the conference call will also be archived on our web site at www.ellingtonfinancial.com.
Cautionary Statement Regarding Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve numerous risks and uncertainties. Actual results may differ from our beliefs, expectations, estimates, and projections and, consequently, you should not rely on these forward-looking statements as predictions of future events. Forward-looking statements are not historical in nature and can be identified by words such as "believe," "expect," "anticipate," "estimate," "project," "plan," "continue," "intend," "should," "would," "could," "goal," "objective," "will," "may," "seek," or similar expressions or their negative forms, or by references to strategy, plans, or intentions. Examples of forward-looking statements in this press release include without limitation management's beliefs regarding the current economic and investment environment and our ability to implement our investment and hedging strategies, performance of our investment and hedging strategies, our exposure to prepayment risk in our Agency portfolio, statements regarding our net Agency premium, estimated effects on the fair value of our MBS and interest rate derivative holdings of a hypothetical change in interest rates, statements regarding the drivers of our returns, our expected ongoing annualized expense ratio, and statements regarding our intended dividend policy including the amount to be recommended by management, and our share repurchase program. Our results can fluctuate from month to month and from quarter to quarter depending on a variety of factors, some of which are beyond our control and/or are difficult to predict, including, without limitation, changes in interest rates and the market value of our securities, changes in mortgage default rates and prepayment rates, our ability to borrow to finance our assets, changes in government regulations affecting our business, our ability to maintain our exclusion from registration under the Investment Company Act of 1940 and other changes in market conditions and economic trends. Furthermore, forward-looking statements are subject to risks and uncertainties, including, among other things, those described under Item 1A of the our Annual Report on Form 10-K filed on March 13, 2015 which can be accessed through our website at www.ellingtonfinancial.com or at the SEC's website (www.sec.gov). Other risks, uncertainties, and factors that could cause actual results to differ materially from those projected may be described from time to time in reports we file with the SEC, including reports on Forms 10-Q, 10-K and 8-K. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

ELLINGTON FINANCIAL LLC
CONSOLIDATED STATEMENT OF OPERATIONS
(UNAUDITED)

	Three Month Period Ended
(In thousands, except per share amounts)	March 31, 2015	December 31, 2014
Investment income
Interest income	$26,513	$28,688
Other investment income	293	150
Total investment income	26,806	28,838
Expenses
Base management fee	2,952	2,963
Interest expense	2,986	2,705
Other investment related expenses	1,202	1,810
Other operating expenses	2,199	2,295
Total expenses	9,339	9,773
Net investment income	17,467	19,065
Net realized gain (loss) on:
Investments	9,734	(28)
Financial derivatives, excluding currency forwards(1)	(5,834)	(2,970)
Financial derivatives—currency forwards(1)	5,796	834
Foreign currency transactions	733	(283)
	10,429	(2,447)
Change in net unrealized gain (loss) on:
Investments	693	(838)
Financial derivatives, excluding currency forwards(1)	(2,644)	(12,469)
Financial derivatives—currency forwards(1)	(1,465)	351
Foreign currency translation	(5,063)	(902)
	(8,479)	(13,858)
Net realized and change in net unrealized gain (loss) on investments and financial derivatives	1,950	(16,305)
Net increase in equity resulting from operations	19,417	2,760
Less: Increase in equity resulting from operations attributable to non-controlling interests	156	123
Net increase in shareholders' equity resulting from operations	$19,261	$2,637
Net increase in shareholders' equity resulting from operations per share:
Basic and diluted	$0.57	$0.08
Weighted average shares and LTIP units outstanding	33,879	33,866
Weighted average shares and convertible units outstanding	34,091	34,078

(1)	Prior period conformed to current period presentation.

ELLINGTON FINANCIAL LLC
CONSOLIDATED STATEMENT OF ASSETS, LIABILITIES AND EQUITY
(UNAUDITED)

	As of
(In thousands, except share amounts)	March 31, 2015	December 31, 2014(1)
ASSETS
Cash and cash equivalents	$156,250	$114,140
Investments, financial derivatives, and repurchase agreements:
Investments, at fair value (Cost – $1,902,651, and $2,122,326)	1,950,943	2,172,082
Financial derivatives–assets, at fair value (Net cost – $78,599 and $61,560)	89,844	80,029
Repurchase agreements (Cost – $45,073 and $172,001)	44,754	172,001
Total Investments, financial derivatives, and repurchase agreements	2,085,541	2,424,112
Due from brokers	112,763	146,965
Receivable for securities sold	1,230,339	1,237,592
Interest and principal receivable	15,635	20,611
Other assets	2,484	1,935
Total assets	$3,603,012	$3,945,355
LIABILITIES
Investments and financial derivatives:
Investments sold short, at fair value (Proceeds – $1,193,569 and $1,290,091)	$1,195,882	$1,291,370
Financial derivatives–liabilities, at fair value (Net proceeds – $37,184 and $33,555)	67,667	66,116
Total investments and financial derivatives	1,263,549	1,357,486
Reverse repurchase agreements	1,396,112	1,669,433
Due to brokers	32,778	22,224
Payable for securities purchased	116,276	98,747
Securitized debt (Proceeds – $663 and $749)	669	774
Accounts payable and accrued expenses	3,218	2,798
Base management fee payable	2,953	2,963
Interest and dividends payable	2,020	2,386
Other liabilities	13	—
Total liabilities	2,817,588	3,156,811
EQUITY	785,424	788,544
TOTAL LIABILITIES AND EQUITY	$3,603,012	$3,945,355
ANALYSIS OF EQUITY:
Common shares, no par value, 100,000,000 shares authorized;
(33,449,678 and 33,449,678 shares issued and outstanding)	$770,051	$772,811
Additional paid-in capital–LTIP units	9,440	9,344
Total Shareholders' Equity	779,491	782,155
Non-controlling interests	5,933	6,389
Total Equity	$785,424	$788,544
PER SHARE INFORMATION:
Common shares, no par value	$23.30	$23.38
DILUTED PER SHARE INFORMATION:
Common shares and convertible units, no par value (2)	$23.01	$23.09

(1)	Derived from audited financial statements as of December 31, 2014.

(2)	Based on total equity excluding non-controlling interests not represented by instruments convertible into common shares.